MUNIYIELD FLORIDA INSURED FUND

FILE # 811-7156

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	LIST OF UNDERWRITERS
3/28/2005	Puerto Rico Electric Power Auth 5% 7/1/25 - 7/1/30	993,450,000	1,000,000	JP Morgan Merrill Lynch Morgan Stanley Banc of America Citigroup Goldman Sachs Lehman Brothers Raymond James & Assoc. Ramirez & Co. UBS Financial Services Wachovia Bank
6/9/2005	Miami Dade Florida Subordinate 10/1/31 - 37	184,312,247	7,375,000	Raymond James & Assoc. Citigroup Estrada Hinojosa Stifel, Nicolaus & Co M.R. Beal Guzman & Co Jackson Securities Loop Capital Markets Merrill Lynch Ramirez & Co. RBC Dain Rauscher Siebert Brandford
7/15/2005	Mass School Building Authority 5% 8/15/30	2,500,000,000	2,500,000

UBS Financial Services

Citigroup

Lehman Brothers

Banc of America

Bear Stearns

Goldman Sachs

J.P. Morgan

Merrill Lynch

Advest Inc

A.G. Edwards

Cabrera Capital

Corby Capital

Finacorp Securities

First Albany Capital

Jackson Securities

Melvin Securities

Moors & Cabot

M.R. Beal & Co

National Financial

Oppenheimer & Co

Ramirez & Co

Raymond James & Associates

RBC Dain Rauscher

Siebert Brandford

Southwest Securities

Sovereign Securities

9/15/2005	Miami Dade Cnty Florida Jackson Health 5% 6/1/29	300,000,000	2,000,000	JP Morgan Banc of America Estrada Hinojosa Jackson Securities Morgan Keegan Guzman & Co Loop Capital Markets M.R. Beal & Co Merrill Lynch Ramirez & Co Raymond James Siebert Brandford
9/22/2005	Puerto Rico Highway 5% 7/1/40	1,499,910,000	1,200,000	Citigroup Lehman Brothers UBS Financial Banc of America Goldman Sachs J.P. Morgan Merrill Lynch Morgan Stanley Raymond James Ramirez & Co. Wachovia Bank
10/20/2005	Miami Dade Airport Florida 5.00% 10/1/38	600,000,000	1,000,000

Banc of America

Morgan Keegan

Morgan Stanley

M.R. Beal

Guzman & Co

Jackson Securities

Lehman Brothers

Loop Capital

Merrill Lynch

Ramirez & Co.

RBC Dain Rauscher

Siebert Brandford

Stifel, Nicolaus & Co.